UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 8, 2014

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2014, Cabot Corporation (the "Company") announced that David A. Miller, the then Executive Vice President of the Company and one of its named executive officers, would be leaving the Company effective November 21, 2014.

In connection with his departure from the Company, the Company and Mr. Miller entered into an agreement on December 8, 2014 under which Mr. Miller will receive severance payments totaling $615,000 payable over an eighteen-month period, outplacement services in an amount not to exceed $60,000 and financial planning benefits in an amount not to exceed $10,000. The Company will also pay its portion of COBRA premiums until the earlier of May 31, 2016 or the termination of COBRA coverage. In addition, the Company extended the exercise period of Mr. Miller’s vested options to purchase Cabot common stock. The extension of the exercise period is not beyond the original term of the options. In exchange for these arrangements, the Company received a release of claims from Mr. Miller. These arrangements are subject to Mr. Miller’s agreement regarding confidential information and proprietary developments and covenants as to non-competition and non-solicitation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

December 12, 2014	By:	Patrick M. Prevost

Name: Patrick M. Prevost
Title: President and Chief Executive Officer